Exhibit 2.1

DESCRIPTION OF ORDINARY SHARES

As of the end of the period covered by the most recent Annual Report on Form 20-F of Enlivex Therapeutics Ltd. (the “company”) to which this Exhibit is filed, or incorporated by reference, as an exhibit, the company’s ordinary shares, with a par value of NIS 0.40 per share (the “ordinary shares”), were registered under Section 12 of the Securities Exchange Act of 1934, as amended. Unless the context otherwise requires, all references herein to “we”, “our”, “ours”, and “us” refer to Enlivex Therapeutics Ltd.

The following summarizes certain material terms and provisions of our ordinary shares. It does not purport to be complete, however, and is qualified in its entirety by reference to amended and restated articles of association (the “amended and restated articles of association”) and applicable Israeli law, including the Israeli Companies Law, 5759-1999 (the “Companies Law”).

Overview – Authorized and Outstanding Shares

As of the date we filed our most recent Annual Report on Form 20-F to which this Exhibit is filed, or incorporated by reference, as an exhibit, under our amended and restated articles of association, we had the authority to issue 45,000,000 ordinary shares. Our ordinary shares may be certificated or uncertificated, subject to the Companies Law.

Rights of Our Ordinary Shares

Preemptive Rights. The holders of our ordinary shares do not have preemptive rights to purchase or subscribe for any stock or other securities of ours.

Restrictions on Shareholder Rights to Own or Transfer Shares. Our amended and restated articles of association and the laws of the State of Israel do not restrict in any way the ownership or voting or our ordinary shares by non-residents of Israel, except with respect to subjects of countries which are in a state of war with Israel. Fully paid up ordinary shares may be freely transferred pursuant to our amended and restated articles of association unless such transfer is restricted or prohibited by another instrument or securities laws. Each holder of ordinary shares who would be entitled to attend and vote at a general meeting of shareholders is entitled to receive notice of any such meeting. For purposes of determining the shareholders entitled to notice and to vote at such meetings, our board of directors (the “Board of Directors”) will fix a record date in accordance with the Companies Law.

Voting Rights. The ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares that represent more than 50% of the voting power at a meeting of our shareholders voting on the election of directors have the power to elect all the members of the Board of Directors. Subject to any rights or restrictions for the time being attached to any class or classes of shares, each shareholder shall have one vote for each share of which he, she or it is the holder, whether on a show of hands or on a poll. Votes may be given either personally or by proxy. A proxy need not be a shareholder. If any shareholder is without legal capacity, he or she may vote by means of a trustee or a legal custodian, who may vote either personally or by proxy. If two or more persons are jointly entitled to a share then, in voting upon any question, the vote of the person whose name is registered first in the registry of shareholders as the owner of that share shall be accepted, whether in person or by proxy, and he, she or it is shall be entitled to vote such share.

Dividend and Liquidation Rights. Our Board of Directors may declare a dividend to be paid to the holders of our ordinary shares according to their rights and interests in our profits and may fix the record date for eligibility and the time for payment, subject to the Companies Law. Our Board of Directors may determine that a dividend may be paid, wholly or partially, by the distribution of certain of our assets or by a distribution of paid up shares, debentures or debenture stock or any of our securities or of any other companies or in any one or more of such ways in the manner and to the extent permitted by the Companies Law. Our ordinary shares entitle each owner thereof to an equal right to participate in the distribution of the surplus assets of the company in the event of our liquidation in accordance with the proportionate nominal value of the shares held thereby.

Discrimination against shareholders.  There are no discriminating provisions in our amended and restated articles of association against any existing or prospective holders of our ordinary shares as a result of a shareholder holding a substantial number of ordinary shares.

Modification of Class Rights. If, at any time, our share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issuance of the shares of that class) may be varied with the consent in writing of the holders of all the issued shares of that class, or with the sanction of a majority vote at a meeting of the shareholders passed at a separate meeting of the holders of the shares of that class. The provisions of our amended and restated articles of association relating to general meetings shall apply, mutatis mutandis, to every such separate class meeting. Unless otherwise provided by the conditions of issuance, the enlargement of an existing class of shares, or the issuance of additional shares thereof, shall not be deemed to modify or abrogate the rights attached to the previously issued shares of such class or of any other class. These conditions provide for the minimum shareholder approvals permitted by the Companies Law.

Disclosure of Shareholder Ownership. There are no provisions of our amended and restated articles of association governing the ownership threshold above which shareholder ownership must be disclosed. We are subject, however, to U.S. securities rules that require beneficial owners of more than 5% of our ordinary shares to make certain filings with the U.S. Securities Exchange Commission.

Changes in Capital. Our amended and restated articles of association do not impose any conditions governing changes in capital that are more stringent than required by the Companies Law.

Listing. Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “ENLV.”

Potential Issues that Could Delay a Merger

Certain provisions of Israeli corporate and tax law may have the effect of delaying, preventing or making more difficult any merger or acquisition of us.

Full Tender Offer.

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital or of the issued and outstanding share capital of a certain class of shares is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company or of all of the issued and outstanding shares of the same class.

If the shareholders who do not respond to or accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class of the shares, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will be accepted, even without the approval of a disinterested majority, if the shareholders who do not accept it hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of the shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition the Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If  (a) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class, (b) the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (c) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer.

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of at least 25% of the voting rights in the company. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company.

Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company.

These requirements do not apply if the acquisition (i) occurs in the context of a private offering, on the condition that the shareholders meeting approved the acquisition as a private offering whose purpose is to give the acquirer at least 25% of the voting rights in the company if there is no person who holds at least 25% of the voting rights in the company, or as a private offering whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company; (ii) was from a shareholder holding at least 25% of the voting rights in the company and resulted in the acquirer becoming a holder of at least 25% of the voting rights in the company; or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company.

A special tender offer must be extended to all shareholders of a company, but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. The special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the special tender offer is accepted by a majority of the votes of those offerees who gave notice of their position in respect of the offer; in counting the votes of offerees, the votes of a holder of control in the offeror, a person who has personal interest in acceptance of the special tender offer, a holder of at least 25% of the voting rights in the company, or any person acting on their or on the offeror’s behalf, including their relatives or companies under their control, are not taken into account.

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention.

An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages resulting from his acts, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer was accepted by a majority of the shareholders who announced their stand on such offer, then shareholders who did not respond to the special offer or had objected to the special tender offer may accept the offer within four days of the last day set for the acceptance of the offer.

In the event that a special tender offer is accepted by the disinterested majority, then the purchaser or any person or entity controlling it and any corporation controlled by them shall refrain from making a subsequent tender offer for the purchase of shares of the target company and may not execute a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Transfer Agent

The transfer agent for our ordinary shares is Vstock Transfer, LLC.

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